Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of AVG Technologies N.V. of our report dated July 18, 2014, except for the effects of the revision related to the classification of certain liabilities as discussed in Note 2 to the consolidated financial statements, as to which the date is August 6, 2015, relating to the financial statements of WaveMarket, Inc., which appears in AVG Technologies N.V.’s Current Report on Form 6-K dated August 6, 2015. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

August 6, 2015